Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL YEAR 2016

Increasing Revenue and Continued New Customer Wins;
Expecting Continued Growth and Improving Operating Efficiencies in the Fourth Quarter

Spokane Valley, WA— May 10, 2016 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended April 2, 2016.
For the third quarter of fiscal year 2016, Key Tronic reported total revenue of $118.4 million, up 2% from $116.4 million in the previous quarter and up 5% from $112.9 million in the same period of fiscal year 2015. For the first nine months of fiscal year 2016, total revenue was $361.1 million, up 15% from $313.6 million in the same period of fiscal year 2015.
As expected, the Company saw sequential improvement in operating efficiencies. For the third quarter of fiscal year 2016, gross margin was 8.4% and operating margin was 2.3%, up from 7.8% and 2.1%, respectively, in the prior quarter.
Net income for the third quarter of fiscal year 2016 was $1.8 million or $0.16 per share, compared to $1.9 million or $0.16 per share for the third quarter of fiscal year 2015. The results for the third quarter of fiscal year 2016 reflect an extra week due to the Company’s 53 week fiscal calendar this year. For the first nine months of fiscal year 2016, net income was $4.4 million or $0.39 per share, up 123% from $2.0 million or $0.17 per share for the same period of fiscal year 2015.
“We’re pleased to see revenue growth and improvement in operating efficiencies, as our new programs continue to ramp and we continue to invest in improving our operations to accommodate a more diversified customer base,” said Craig Gates, President and Chief Executive Officer. “At the same time, we continue to see a robust pipeline of potential new business and our third quarter wins include a new program involving industrial lighting.”
“In the fourth quarter of fiscal year 2016, we expect the ramp of new programs will continue to outpace the previously discussed decline of a longstanding customer. While we continue to onboard several new customers and programs, we anticipate that we will see gradually improving operating efficiencies in coming periods.”

Business Outlook
For the fourth quarter of fiscal year 2016, the Company expects to report revenue in the range of $117 million to $122 million, and earnings in the range of $0.16 to $0.21 per diluted share. These expected results assume an effective tax rate of 25%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-329-8862 or +1-719-325-2376 (Access Code: 4162151). A replay will be available by calling 888-203-1112 or +1 719-457-0820 (Access Code: 4162151). A replay will also be available on the Company’s Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal year 2016. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015
Net sales	$118,448	$112,915	$361,060	$313,568
Cost of sales	108,493	103,479	333,076	290,655
Gross profit	9,955	9,436	27,984	22,913
Research, development and engineering expenses	1,634	1,510	4,696	4,143
Selling, general and administrative expenses	5,564	5,375	16,348	15,407
Total operating expenses	7,198	6,885	21,044	19,550
Operating income	2,757	2,551	6,940	3,363
Interest expense, net	620	317	1,674	910
Income before income taxes	2,137	2,234	5,266	2,453
Income tax provision	354	373	879	489
Net income	$1,783	$1,861	$4,387	$1,964
Net income per share — Basic	$0.17	$0.18	$0.41	$0.19
Weighted average shares outstanding — Basic	10,711	10,552	10,709	10,551
Net income per share — Diluted	$0.16	$0.16	$0.39	$0.17
Weighted average shares outstanding — Diluted	11,068	11,556	11,298	11,457

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 2, 2016	June 27, 2015
ASSETS
Current assets:
Cash and cash equivalents	$275	$372
Trade receivables, net of allowance for doubtful accounts of $112 and $97	55,600	72,852
Inventories	107,239	91,594
Other	16,211	13,646
Total current assets	179,325	178,464
Property, plant and equipment, net	27,346	26,974
Other assets:
Deferred income tax asset	9,678	6,723
Goodwill	9,957	9,957
Other intangible assets	6,210	7,055
Other	1,816	1,621
Total other assets	27,661	25,356
Total assets	$234,332	$230,794
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$56,212	$61,528
Accrued compensation and vacation	7,937	9,467
Current portion of debt	5,000	5,000
Other	13,902	10,794
Total current liabilities	83,051	86,789
Long-term liabilities:
Term loan - long term	22,500	26,250
Revolving loan	18,543	11,631
Deferred income tax liability	—	501
Other long-term obligations	5,687	4,855
Total long-term liabilities	46,730	43,237
Total liabilities	129,781	130,026
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,711 and 10,706 shares, respectively	45,148	44,136
Retained earnings	65,782	61,395
Accumulated other comprehensive loss	(6,379)	(4,763)
Total shareholders’ equity	104,551	100,768
Total liabilities and shareholders’ equity	$234,332	$230,794

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